SAVINGS INSTITUTE
SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS AGREEMENT entered into this 17th day of June, 2003 by and between the Savings Institute (the “Bank”), a Connecticut-chartered mutual savings bank, and Laurie Gervais (the “Employee”).
WHEREAS, the Employee has rendered services to the Bank as a valued employee; and
WHEREAS, the Bank desires to encourage the Employee to continue to render faithful and high quality services to the Bank; and
WHEREAS, the Bank seeks to provide financial protection for the beneficiaries of the Employee in the event of the Employee’s untimely death; and
WHEREAS, the Bank is the owner of one or more life insurance policies under which Employee is an insured (the “Policies”), all of which are identified in Exhibit A hereto.
NOW, THEREFORE, for value received and in consideration of the mutual covenants and agreements contained herein, the Bank and the Employee agree as follows:
Article I
Ownership Rights in the Policies
A.    The Bank shall have all of the ownership rights, options and privileges permitted by the Policies, except those expressly granted to the Employee by the terms of this Agreement.
B.    The Bank shall have the right to designate itself as beneficiary of the Policies to the extent of the total death proceeds payable under the Policies, less the Employee’s Interest. For purposes of this Agreement, the “Employee’s Interest” shall be determined as follows:

(i)
While the Employee is an active employee of the Bank or any affiliate of the Bank, the Employee’s interest means one hundred (100) percent of the “Net-at-Risk” amount payable under the Policies. For purposes of this Agreement, the “Net-at-Risk” amount shall mean the amount by which the death benefit payable under the Policies exceeds the cash surrender value of the Policies determined as of the date immediately preceding the Employee’s death.

(ii)
Following the Employee’s termination of employment, “Employee’s Interest” means, an amount determined in accordance with the methodology set forth in Exhibit B to this Agreement but in no event in excess of the Net-

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at-Risk amount, provided, however, that the Employee’s Interest under this Paragraph B(ii) shall be reduced to three (3) times the Employee’s Compensation (as defined below) determined as of his termination date, if at; of such date, the Employee has in effect an irrevocable election to receive a lump sum distribution of the benefits, if any, payable to him under the Bank’s Supplemental Executive Retirement Plan. Except to the extent provided in this Paragraph B(ii), no benefit shall be provided to an Employee under this Agreement following termination of employment.

(iii)
For purposes of this Agreement, “Compensation” shall mean the average of the Employee’s compensation for the three (3) most recently completed calendar years preceding the year in which his termination date occurs and applying the definition of “compensation” under the Bank’s 401(k) Plan at the time the amount of a Participant’s benefit is being determined: provided, however, that Compensation shall be determined without regard to any limitation on the maximum dollar amount of compensation taken into account under the Bank’s 401(k) Plan pursuant to Internal Revenue Code Section 401(a)(17) or any similar provision of law.

C.
The Employee shall have the right to designate a beneficiary or beneficiaries of the Policies’ death benefits to the extent of the Employee’s Interest on a form designated by the Bank for such purpose. If more than one beneficiary is named, the share of each beneficiary and the status of each beneficiary (i.e., as primary or contingent) shall be indicated by the Employee. The Employee shall have the right to change the beneficiary or beneficiaries and the status of the same by submitting the change in writing on a form designated by the Bank for such purpose. The Bank shall take such action as may be necessary to effectuate the beneficiary designation, as well as any settlement option made available by the Policies that the Employee may elect. The Employee’s beneficiary designation form, as the same may be modified from time to time by the Employee, is attached hereto as Exhibit C.

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D.    The Bank may not take any action with respect to the Policies that will impair any right or interest of the Employee in the Policies.
E.    With the consent of the Bank, the Employee may assign without consideration the “Employee’s Interest” to any person, entity or trust. In the event the Employee transfer the “Employee’s Interest,” then all of the “Employee’s Interest” and the Employee’s rights under this Agreement shall be vested in the Employee’s transferee, who shall be substituted as a party hereunder and the Employee shall have no further interest in the Policies or in this Agreement.
Article II
Premium Payments
A.    The Bank shall contribute the entire premium payable under the Policies.
B.    It is understood and agreed by the Employee that, annually during the term of this Agreement, the Employee will be charged with taxable income by reason of the economic benefit of the insurance protection received under this Agreement in an amount determined under applicable federal income tax requirements. During the term of this Agreement the Bank shall annually furnish the Employee a statement on Form W-2 reporting the Employee’s taxable income with respect to coverage provided under this Agreement, unless such amount is reimbursed to the Bank by the Employee on or before the last day of the calendar year.
Article III
Division of Death Proceeds of Policies
In the event that the Employee shall die while this Agreement is in force, the Bank shall be entitled to receive from the proceeds of the Policies an amount equal to the Bank’s interest in the Policies, as determined under Paragraph B of Article I of this Agreement. The portion of the proceeds of the Policies which represents the “Employee’s Interest” as determined in accordance with Article I, Paragraph B shall be paid to the beneficiary designated by the Employee on the attached Exhibit C.

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Article IV
Termination of Agreement
A.    This agreement may be terminated only by a written instrument signed by the Bank and the Employee.
B.    Notwithstanding anything in this Agreement to the contrary, upon the division of the death proceeds of the Policies pursuant to Article III above, this Agreement shall terminate.
Article V
Amendment
This Agreement may be amended at any time and from time to time, but only by a written instrument signed by the Bank and the Employee.
Article VI
Named Fiduciary and Plan Administrator
The Bank is hereby designated the Named Fiduciary and Plan Administrator with respect to this Agreement.
As Named Fiduciary, the Bank shall be responsible for the management and administration of this Agreement. The Bank’s Board of Directors may delegate to others the Bank’s responsibilities under the plan including the retention of advisors and may execute any other powers necessary for the discharge of its duties to the extent not in conflict with the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Article VII
Claims Procedure
A claim form or a request for claim information with respect to benefits under the Agreement may be obtained upon written request to the Named Fiduciary or its delegate.
In the event that the claim is in whole or in part denied, the Named Fiduciary or its delegate shall provide notification of such denial to the claimant within 90 days. The notifications shall contain the specific reasons for the denial as well as specific reference to the pertinent provisions of the Agreement upon which the denial is based. The claimant shall also be informed of this claim review procedure and shall be provided with description of the method by which the claim may be perfected.
A claimant seeking claims review may, within 60 days following receipt by the claimant of a written claims denial, request a claim’s review by written application to the Named Fiduciary. In

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connection with the claim’s review, the claimant shall be afforded an opportunity to review claims documents and submit comments in writing. A final decision on review shall be in writing and shall include, in the event the claims for benefits are wholly and partially denied..

(1)	The specific reasons for the denial;

(2)	Specific reference to pertinent provisions of the Agreement upon which the denial or dispute is based;

(3)	A description of any additional information necessary for the claimant to perfect the claim and an explanation of why such materials or information is necessary; and

(4)	An explanation of the Agreement review procedures.
Article VIII
Insurer Not a Party to Agreement
The issuer(s) of the Policies shall not be deemed a party to this Agreement. Payment or other performance of its contractual obligations in accordance with the provisions of the Policies shall fully discharge the issuer(s) from any and all liability. The Bank shall take such action as may be necessary to ensure that the “Employee’s Interest” in the Policies is reflected in the records of the issuer of the Policies.
Article IX
Agreement Binding Upon Parties
This Agreement shall bind both the Bank and the Employee, as well as their heirs, successors, personal representatives and assigns. Except as otherwise provided by this Agreement, in no event shall a successor entity to the Bank be discharged of its obligation to maintain a level of insurance protection equal to the Employee’s Interest.
Article X
Governing Law
This Agreement sets forth the entire agreement between the parties hereto, and any and all prior agreements are hereby superseded. The laws of the State of Connecticut shall govern this Agreement, unless preempted by federal law.

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IN WITNESS WHEREOF, the Employee and a duly authorized representative of the Bank have executed this Agreement, all as of the day and year written above.
SAVINGS INSTITUTE

/s/ Rheo A. Brouillard

EMPLOYEE

/s/ Laurie Gervais
Laurie Gervais

Exhibit A
Insured     Insurance Company      Policy Number(s)

Exhibit B
The following methodology shall apply in determining the “Employee’s Interest” for purposes of Paragraph B(ii):

1.	The Employee’s Interest under Paragraph B(ii) of the Agreement shall equal the sum of the following:

A.	Three (3) times the Employee’s Compensation determined as of the Employee’s termination date; and

B.
The Employee’s “Additional Post-Termination Death Benefit Interest.” The “Additional Post-Termination Death Benefit Interest” shall equal the difference between the Net-at-Risk amount under the Policies and the amount determined under (A) above, with such difference reduced by 2% for each point by which the sum of the Employee’s age and years of service at termination is less than 80. Notwithstanding anything in this Agreement to the contrary, the amount calculated under this (B) shall be reduced to zero (0) on the 15th anniversary of the Employee’s termination date and, thereafter, the Employee’s Interest shall be limited to the amount determined under (A) above.

Exhibit C
Acceptance and Beneficiary Designation
I, Laurie Gervais, hereby designate ___________________________ as my primary beneficiary and _______________________ as contingent beneficiary of the [portion of] benefits payable under the terms of the Plan.
Signed at Willimantic, Connecticut, this ____ day of     20___.

Insured

Laurie Gervais

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